Exhibit 99.2

Section 13(r) Disclosure

The disclosure reproduced below was initially included in a Form 10-K filed with the Securities and Exchange Commission (the “SEC”) by Hilton Worldwide Holdings Inc. (“Hilton”) in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended, after Summit Materials, Inc. and Summit Materials, LLC had filed their Form 10-K for their most recently completed fiscal year. Hilton may be considered an affiliate of The Blackstone Group L.P. (“Blackstone”), and therefore an affiliate of Summit Materials, Inc. and Summit Materials, LLC. As of the date Summit Materials, Inc. and Summit Materials, LLC filed their Form 10-Q for the quarter ended April 2, 2016 with the SEC, Blackstone had not yet filed its Form 10-Q for the quarter ended March 31, 2016. Therefore, the disclosures reproduced below do not include information for the quarter ended April 2, 2016, if any, for Blackstone or its affiliates. Neither Summit Materials, Inc. nor Summit Materials, LLC independently verified or participated in the preparation of the disclosure reproduced below.

Hilton included the following disclosure in its Annual Report on Form 10-K for the year ended December 31, 2015

“The following activities are disclosed as required by Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

During the fiscal year ended December 31, 2015, an Iranian governmental delegation stayed at the Transcorp Hilton Abuja for one night. The stays were booked and paid for by the government of Nigeria. The hotel received revenues of approximately $5,320 from these dealings. Net profit to Hilton Worldwide Holdings Inc. (“Hilton”) from these dealings was approximately $495. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”) and under 31 C.F.R. Section 560.210(d). The Transcorp Hilton Abuja intends to continue engaging in future similar transactions to the extent they remain permissible under applicable laws and regulations.”